Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Employee Stock Purchase Plan and the 2013 Omnibus Equity Incentive Plan of Varonis Systems, Inc. of our reports dated February 7, 2023, with respect to the consolidated financial statements of Varonis Systems, Inc. and the effectiveness of internal control over financial reporting of Varonis Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
February 7, 2023	A Member of Ernst & Young Global